1050 17th Street, Suite 1710 Denver, Colorado 80265-2077 MAIN (800) 955-9988 FAX (415) 421-2019

December 19, 2017

Board of Trustees

Shelton Funds

1050 17th Street, Suite 1710

Denver, CO 80265

Re:	Certain Expense Limits

Gentlemen:

CCM Partners, LP d/b/a Shelton Capital Management (“SCM”), as the investment adviser to the various series funds (each a “Fund”, and collectively the “Funds”) of Shelton Funds, hereby agrees to the expense limitations stated in the chart below with respect to the Funds.

SCM agrees to reimburse expenses incurred by the Funds to the extent that total annual operating expenses (excluding extraordinary expenses such as litigation or merger and reorganization expenses, for example) exceed the percentage indicated in respect of each Fund.

Name of Fund	Class	Expense Undertaking by Shelton Capital Management through January 2, 2019
NASDAQ-100 Index Fund	Direct	0.49%
	Class K	0.99%
European Growth & Income Fund	Direct	1.00%
	Class K	1.50%
U.S. Government Securities Fund	Direct	0.74%
	Class K	1.24%
Short-Term U. S. Government Bond Fund	Direct	0.59%
	Class K	1.09%
The United States Treasury Trust	Direct	0.53%
	Class K	1.03%

This agreement may only be terminated or modified in respect of each Fund with the approval of the Board of Trustees. SCM may be reimbursed for any foregone advisory fees or unreimbursed expenses within three fiscal years following a particular reduction or expense, but only to the extent the reimbursement does not cause the Fund to exceed applicable expense limits, and the effect of the reimbursement is measured after all ordinary operating expenses are calculated. Any such reimbursement is subject to the review and approval of the Board of Trustees.

If you have any questions, please do not hesitate to contact Steve Rogers at 415-625-4900. Thank you.

Very truly yours,

/s/ Connie Bechtolt
Connie Bechtolt
Chief Operating Officer
Shelton Capital Management

Agreed and Acknowledged:

/s/ Kevin T. Kogler	12/19/17
Name	Date

Cc:	Peter Schwartz, Counsel to Shelton Funds

Steve Rogers, CEO

Greg Pusch, General Counsel & CCO